AMENDMENT AGREEMENT NO. 1

This amendment agreement (the “Amendment”) is entered into on this 21st day of August 2007 by and among:

(1)	SHIP FINANCE INTERNATIONAL LIMITED (the “Company”);

(2)	THE VESSEL OWNING SUBSIDIARIES OF THE COMPANY named in Schedule 1 hereto (the “Owners”);

(3)	FRONTLINE LTD. (“Frontline”);

and

(4)	FRONTLINE SHIPPING II LTD. (the “Charterer”)

(hereinafter collectively referred to as the “Parties”) for the purpose of amending certain terms in a charter ancillary agreement entered into on June 20, 2005 between the Parties and some other vessel owning subsidiaries of the Company at such time (the ‘‘Charter Agreement”.

The following has, with effect from April 1, 2007 (the “Effective Date”) been agreed between the Parties:

1.	Terms defined in the Charter Agreement shall have the same meaning as set out therein when used in the following.

2.	The term “Agreement” shall, when used in the Charter Agreement, hereafter mean the Charter Agreement as amended by this Amendment.

3.	Clause 3.1 shall be amended by deleting the words:

“... (provided, however, that in no event shall such Bonus Payment be less than $0), ...”.

in line 3 and 4 thereof.

4.	Clause 3.2 of the Charter Agreement shall be substituted with the following wording:

“3.2	Preparation and Delivery of Bonus Payment Schedules

(a)	The period upon which each Bonus Amount shall be determined shall be three calendar months and shall coincide with the calendar quarters of each calendar year.

(b)
No later than on the last Business Day in the calendar month following the end of each calendar quarter, the Charterer shall prepare or cause to be prepared, and shall deliver to the Company, a Bonus Payment Schedule with respect to the preceding quarter. Each Bonus Payment Schedule shall set forth, in each case with respect to the preceding quarter, the TCE revenues of each Vessel and the Charterer’s calculation of the Bonus Amount on a year to date basis less any agreed Bonus Amount(s) for the preceding quarters in the relevant calendar year. The Charterer shall, at the same time, provide to the Company such supporting work papers or other supporting information as may be reasonably requested by the Company in order to verify the calculation of the Bonus Amount for the preceding quarter. Such Bonus Payment Schedule shall be prepared in accordance with GAAP, consistent with the preparation of Frontline’s accounts, and shall be certified by the chief financial officer of the Charterer and, if requested by the Company, by the Charterer’s independent accountants.

(c)	It is agreed and understood between the Parties that a Bonus Payment pertaining to a quarter can be positive or negative.

5.	The wording of Clause 3.3 (a) of the Charter Agreement shall be substituted with the following wording:

“Following the Charterer’s submittal of the Bonus Payment Schedule for the fourth quarter of each calendar year to the Company and the Company’s acceptance thereof and subject to the other provisions of this Section 3.3, the Bonus Amounts (whether positive or negative) for the four quarters of each calendar year shall be aggregated (the “Bonus Payment”).

The Bonus Payment shall be paid by the Charterer by wire transfer of immediately available funds to the wire transfer address of the Company. Such payments shall be made on a Business Day no later than 1 March in the calendar year subsequent to which it pertains (the “Bonus Payment Date”).

The Bonus Payment for each calendar year shall, in no event, be less than $0”.

6.	The Parties agree that the Bonus Amount pertaining to the 1st quarter of 2007, when calculated in January 2008, shall be included in the aggregate Bonus Amount for 2007 and paid accordingly.

7.	Except as expressly amended by this Amendment, the Charter Agreement shall be and remain in full force and effect.

8.	This Agreement shall be governed by and construed in accordance with the laws of England.

For and on behalf of SHIP FINANCE INTERNATIONAL LIMITED	For and on behalf of FRONTLINE LIMITED

_______________________________________ Lars Solbakken As per special authority	________________________________ Bjørn Sjaastad As per special authority

For and on behalf of FRONTLINE SHIPPING LIMITED	For and on behalf of THE OWNERS LISTED IN SCHEDULE 1

______________________________________ Bjørn Sjaastad As per special authority	________________________________ Lars Solbakken Director

SCHEDULE 1

Vessel Owning Subsidiaries

Vessel Owner	Vessel Name
Ultimate Shipping Ltd. Millcroft Maritime SA Golden Narrow Corporation Hudson Bay Marine Company Limited Newbond Shipping Company Limited	“Front Century” “Front Champion” “Golden Victory” “Front Force” “Front Energy”